THE TAIWAN FUND, INC. REVIEW
March 2007

HSBC Investments (Taiwan) Limited
24/F No. 99, Tunhwa S. Rd., Sec. 2	Tel: (8862) 2325-7888
Taipei 106, Taiwan	Fax: (8862) 2706-5371
Portfolio Review
Market Review:
The Taiwan Stock Exchange Index (“TAIEX”) declined by 0.6% in U.S. dollar terms in March. Foreign investors, proprietary traders and local institutions all turned net sellers and net sold NT$ 101.0 billion, NT$ 1.3 billion and NT$ 9.7 billion, respectively. In terms of sector performance, the plastic sector was the best performing sector, up 5.6%, due to inventory restocking after the Chinese new year and investors favoring the high cash dividend yield of the sector. The transportation sector also outperformed and went up 2.5% on an improving freight rate outlook especially for the Asia-European route. Bulk shippers continued to benefit from the strong demand for raw materials from China. On the other hand, the automobile sector and the financial sector were the worst performing sectors in March and fell 4.6% and 4.4% respectively due to a lack of catalysts. On the economic front, Taiwan’s central bank raised its rediscount rate by 12.5 basis points to 2.875%, but the response from money market interest rates has been muted so far due to excess liquidity in the financial system. In February, export orders reached US$ 21.9 billion, with the annual growth rate down to 8.2%.
Fund Performance Review:
The Taiwan Fund, Inc. (the “Fund”) outperformed its benchmark by 1.6% in March. Overweight positions in the solar sector and the networking sector contributed positively to Fund performance. Underweight positions in the plastics sector and the operator sector negatively contributed to performance of the Fund.
Investment Strategy:
The TAIEX plunged in early March in conjunction with the poor performance of stock markets internationally, such poor performance was triggered by the combined effect of a slide in China’s A-share market due to policy tightening and the strengthening of the yen, prompting investors to borrow low-cost yen to unwind their carry trade positions. In March, foreign investors net sold NT$ 101 billion worth of stocks in Taiwan, shifting accumulated net foreign buying since the beginning of the year into negative territory. During the same period, however, margin loans increased by NT$ 16 billion or 6%, indicating retail investors have braved the dip and bought the market. Although this could add near-term volatility to the market, it echoes HSBC Investments (Taiwan) Limited’s (“HSBC Taiwan”) view that retail investors have become more aggressive on Taiwanese stocks since the fourth quarter of 2006. As a result of the strong retail support, the TAIEX saw a V-shaped recovery from the early March slump, performing well versus its global counterparts.
While the spike in volatility and risk aversion may take some time to unwind after the collapse of international stock markets in late February/early March, HSBC Taiwan does not view this as anything other than a correction within a bullish TAIEX. Having performed surprisingly well post-dip on strong retail support, the TAIEX could be volatile in the near term should global stock markets overreact to a US economic slowdown or Chinese stock market volatility. However, HSBC Taiwan does not anticipate a significant downside with respect to the aforementioned concerns. Over the next 12 months, HSBC Taiwan expects that liquidity could continue to play an important role in propelling the market up further. HSBC Taiwan remains bullish on the TAIEX due to a possible technology up-cycle in 2007-2008, possible improvements in cross-strait interactions, potential attractive valuation of securities, potential superior earnings growth and high dividend yields.
The technology sector remains HSBC Taiwan’s favorite sector due to our anticipation of a favorable technology cycle in 2007-2008. HSBC Taiwan is also positive on asset plays, China plays and beneficiaries of domestic demand recovery. HSBC Taiwan is slightly underweight non-tech stocks, with the exception of high cash dividend yield plays in the steel, transportation and plastics sectors, and remains underweight financials, due to the lack of drivers for banks’ top-line growth.
Total Fund Sector Allocation

	% of	% of
As of 03/31/07	Total Fund	TAIEX
Semiconductor Manufacturing	15.9	13.66
PC & Peripherals	12.7	17.79
Telecommunication	11.4	9.28
IC Design	9.6	3.40
Electronic Components	8.8	3.39
Financial Services	7.9	15.23
Electronics	6.8	1.26
Iron & Steel	4.6	3.06
Construction	3.6	1.64
TFT-LCD	3.1	5.16
Transportation	2.6	2.19
Memory IC	2.4	2.57
Textiles	2.3	1.55
Plastics	2.1	9.46
Paper & Pulp	1.8	0.36
Golf Equipment	1.6	0.00
Chemicals	0.6	1.46
Tools — Hand Held	0.2	0.00
Others	0	1.99
Cement	0	1.06
Electric & Machinery	0	1.00
Automobile	0	0.97
Foods	0	0.93
Wholesale & Retail	0	0.78
Rubber	0	0.64
Elec. Appliance & Cable	0	0.56
Glass & Ceramics	0	0.31
Tourism	0	0.30
Securities	0	0.00
Total	98.0	100.00
Cash	2.0

Technology	70.7	56.51
Non-Technology	19.4	28.26
Financial	7.9	15.23
Total Net Assets: US$323.63Million
Top 10 Holdings of Total Fund Portfolio

% of Total
As of 03/31/07	Portfolio
Hon Hai Precision Industry Co. Ltd.	5.27
D-Link Corp.	5.19
Siliconware Precision Industries Co.	4.99
MediaTek, Inc.	4.71
Taiwan Semiconductor Manufacturing Co. Ltd.	4.47
Merry Electronics Co., Ltd.	4.14
China Steel Corp.	3.50
Cathay Financial Holding Co. Ltd.	3.39
Synnex Technology International Corp.	3.31
Au Optronics Corp.	3.07

Total	42.04
NAV: US$19.77 Price: US$18.00 Discount: -8.95%
No. of Shares: 16.4Million

Returns in US$ (%) (a)

	The Taiwan Fund, Inc.	TSE Index (b)	TAIEX Total Return Index(d)
One Month	0.92	-0.64	-0.65
Fiscal Year to Date (c)	13.69	18.56	18.69
One Year	12.33	16.93	21.79
Three Years	10.17	6.38	10.42
Five years	6.65	6.08	N/A
Ten Years	-0.59	-1.97	N/A
Since Inception	10.47	10.91	N/A

(a)	Returns for the Fund are historical total returns that reflect changes in net asset value per share during each period and assume that dividends and capital gains, if any, were reinvested. Past performance is not indicative of future results of the Fund. Returns are annualized, except for periods of less than one year which are not annualized.

(b)	Returns for the TSE Index are not total returns and reflect only changes in share price but do not assume that cash dividends, if any, were reinvested, and thus are not strictly comparable to the Fund returns.

(c)	The Fund’s fiscal year commences on September 1.

(d)	The TAIEX Total Return Index commenced 1/1/2003.
Premium/Discount of TWN
Market Data

	As of 02/28/07	As of 03/31/07
TAIEX	7901.96	7884.41
% change in NTD terms	3.029	-0.22
% change in USD terms	2.56	-0.64
NTD Daily avg. trading volume (In Billions)	92.32	113.32
USD Daily avg. trading volume (In Billions)	2.80	3.42
NTD Market Capitalization (In Billions)	19363.31	19138.78
USD Market Capitalization (In Billions)	587.66	578.39
FX Rate: (NT$/US$)	32.950	33.090

Disclaimer:	This report is based on information believed by us to be reliable. No representation is made that it is accurate or complete. The figures in the report are unaudited. This report is not an offer to buy or sell or a solicitation of an offer to buy or sell any securities mentioned.
The daily NAV of the Fund is available from Lipper and CDA Weisenberger, or you may obtain it by calling toll free (800) 636-9242.
Lead Fund Manager: Chihhui Lee

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